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                                                                   EXHIBIT 10.10

January 17, 1997



Mr. Joe T. Booker
4662 Fieldstone Drive
Saratoga, CA  95070
(408)741-1677

Dear Joe,

Alteon Networks, Inc, (the "Company") is pleased to offer you the position of Vice President of Operations and Customer Satisfaction reporting to the CEO &
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President on the terms set forth below (the "Agreement").

Your initial salary will be $175,000 per year, which will be equivalent to
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$6,730.77 per bi-weekly pay period, less payroll deductions and withholdings.
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In addition, a $35,000 hire-on bonus will be paid to you on your first payroll
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period after your start date.

At its next meeting, the Company's Board of Directors will grant you the right to purchase 420,000 shares of common stock, at the option price of the approval
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date pursuant to the Company's Stock Option Plan.  Under this plan you will vest
25% of the Shares after your first full year of employment, and continue vesting thereafter at the rate of 1/36th per month of then unvested shares, as long as you are employed by the Company. (You may also elect to purchase these Shares immediately, subject to a Company Repurchase Right that will lapse on the same schedule that the stock options would have normally vested.) If, during the term of your employment, the Company is acquired or sold, you will immediately vest 50 percent (50%) of your then remaining unvested Shares. If you have
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committed to full time employment with such acquiring company, you will continue vesting the remaining unvested shares on an equal 1/48th per month. If, however, the acquiring company, for any reason terminates your employment or materially reduces your job responsibilities or compensation without cause, or requires that you relocate from the Silicon Valley, you will immediately vest in full of the remaining unvested shares.

Commencing on your date of hire you will be eligible to participate in Alteon's standard benefits package, which include 16 days of paid time off (PTO), medical, dental, life and disability (LTD) benefits plans governed by the terms, conditions, and limitations contained in the applicable plan documents.
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This offer of employment is contingent upon your ability to provide and maintain the proper and necessary documentation required for you and Alteon Networks to comply with United States Immigration and Naturalization laws and regulations pertaining to the right to work in the United States.

This Agreement, including attachments, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment. This Agreement is entered into without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or agreements. It may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company. If any provision of this agreement is determined to invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement. This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

To indicate your acceptance of our offer under the terms described above, please sign, complete with your actual first day of employment and return this letter in the enclosed self-addressed envelope.

Joe, we know that you will be a very strong contribution to our team and our goals as a company. All of us at Alteon Networks are looking forward to having you as part of our team.

If you have any questions, please feel free to give us a call.

Sincerely,

/s/ Dominic P. Orr

Dominic P. Orr
CEO & President



This will acknowledge my acceptance of this offer of employment.

/s/ Joe Booker                                             2-2-97
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         Joe Booker                                         Date

My first day of employment at Alteon Networks will be  2-2-97
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May 9, 1997

Mr. Joe T. Booker
4662 Fieldstone Drive
Saratoga, CA 95070

Dear Joe:

You and Alteon Networks, Inc. (the "Company") entered into that certain Early Exercise Stock Purchase Agreement, dated April 28, 1997 (the "Agreement"), pursuant to which you purchased 420,000 shares of the Company's Common Stock (the "Shares"). In addition to the terms of the Agreement and the exhibits thereto, the purchase and sale of the Shares was made pursuant to the rights granted you pursuant to that certain Incentive Stock Option granted to you by the Company on March 24, 1997 (the "Option"), and, in particular, the right to exercise the option prior to vesting pursuant to Section 4 of the Option.
Section 2 of the Agreement gives the Company a Purchase Option (as defined in the Agreement) pursuant to which the Company may repurchase unvested Shares upon the occurrence of certain events.

This letter shall serve to amend Section 2 of the Agreement by incorporating by reference into Section 2 of the Agreement the vesting provisions contained in
Section 2 of the Option. As a result, you and the Company agree that the Purchase Option contained in Section 2 of the Agreement may only be exercised by the Company as to those Shares which have not yet vested pursuant to the provisions of Section 2 of the Option, provided, however, that Section 2(d) of the Option is hereby deleted from the Option and shall not be incorporated into the Agreement.

In addition, you and the Company agree that your death or permanent and total disability within the meaning of Section 422(c)(6) of the Internal Revenue Code of 1986, as amended, shall be deemed a "Change in Control" for purposes of
Section 2 of the Option.

Except as modified herein, the Agreement, including the provisions of Section 2 of the Agreement that are not inconsistent with the foregoing, shall remain in full force and effect.

Very truly yours,

Alteon Networks, Inc.                        Accepted and Agreed:

By /s/ Chloe Chan                            /s/ Joe T. Booker
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                                             Joe T. Booker

Title: Corporate Controller
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